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Alternative Investment
Strategies

WORLD MONITOR TRUST II--
SERIES E

MONTHLY REPORT/
AUGUST 29, 2003

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         WORLD MONITOR TRUST II--SERIES E
-------------------------------------------------------------------------------
Dear Interest Holder:

Enclosed is the report for the period from July 26, 2003 to August 29, 2003 for World Monitor Trust II--Series E ('Series E'). The net asset value of an interest as of August 29, 2003 was $170.89, an increase of 1.59% from the July 25, 2003 value of $168.21. The calendar year-to-date return for Series E was an increase of 7.90% as of August 29, 2003.

The estimated net asset value per interest as of September 22, 2003 was $160.29. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your financial advisor. For account status inquiries, contact Prudential Alternative Investments at
(212) 778-2443.

          Sincerely yours,

          /s/ Eleanor L. Thomas
          ---------------------
          Eleanor L. Thomas
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------
For the period from July 26, 2003
  to August 29, 2003
Revenues:
Realized gain on commodity
  transactions......................   $  525,420
Change in unrealized commodity
  positions.........................      715,673
Interest income.....................       35,252
                                       ----------
                                        1,276,345
                                       ----------
Expenses:
Commissions.........................      277,764
Incentive fees......................      118,968
Management fees.....................       92,623
Other transaction fees..............       10,314
Other expenses......................       13,795
                                       ----------
                                          513,464
                                       ----------
Net gain............................   $  762,881
                                       ----------
                                       ----------

STATEMENT OF CHANGES IN NET ASSET VALUE
---------------------------------------------------
For the period from July 26, 2003
  to August 29, 2003
                                             Per
                                Total      Interest
                             -----------   --------
Net asset value at
  beginning of period
  (285,336.401
  interests)...............  $47,997,786   $ 168.21
Net gain...................      762,881
Redemptions................     (237,021)
                             -----------
Net asset value at end of
  period (283,940.345
  interests)...............  $48,523,646     170.89
                             -----------
                             -----------
                                           --------
Change in net asset value per
  interest..............................   $   2.68
                                           --------
                                           --------
Percentage change.......................       1.59%
                                           --------
                                           --------
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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II--Series E is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.


                              /s/ Ronald J. Ivans
                              --------------------
                              by: Ronald J. Ivans
                            Chief Financial Officer